Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

July 30, 2012	Company Contact
FOR IMMEDIATE RELEASE	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169
ENERGIZER HOLDINGS, INC. DECLARES FIRST QUARTERLY DIVIDEND

ST. LOUIS, July 30, 2012. Energizer Holdings, Inc. (NYSE: ENR) announced that its Board of Directors, consistent with its previously announced plans, has declared the payment of its first quarterly dividend of $0.40 per share of Common Stock, payable on September 13, 2012 to all shareholders of record as of the close of business on August 22, 2012.

Ward Klein, Chief Executive Officer, said, “The payment of a quarterly dividend reflects our financial strength, consistent cash generation, and commitment to increasing shareholder value and total shareholder return.”

About Energizer:
Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer's Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men's and women's shaving systems and disposables; Edge(R) and Skintimate(R) shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes. Energizer's Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands.

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